Exhibit 99.2

INDEX OF FINANCIAL STATEMENTS

Description	Page

Report of Independent Registered Public Accounting Firm	2

Statement of Assets Acquired and Liabilities Assumed at November 5, 2010	3

Notes to Statement of Assets Acquired and Liabilities Assumed	4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Heritage Financial Corporation:

We have audited the accompanying statement of assets acquired and liabilities assumed by Heritage Bank (the “Bank”), a wholly owned subsidiary of Heritage Financial Corporation (the “Company”), pursuant to the Purchase and Assumption Agreement, dated November 5, 2010, executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed by Heritage Bank pursuant to the Purchase and Assumption Agreement dated November 5, 2010, is presented fairly, in all material respects, on the basis of accounting described in Note 1.

/s/ KPMG LLP

Seattle, Washington

December 7, 2010

Statement of Assets Acquired and Liabilities Assumed

November 5, 2010
(in thousands)
Assets
Cash and cash equivalents	$30,262
Investment securities	13,738
Loans	142,912
Other Real Estate Owned	702
Federal Home Loan Bank stock	1,077
FDIC receivable	21,510
Core deposit intangible	154
Other assets	377

Total assets acquired	$210,732

Liabilities
Deposits	$181,488
Federal Home Loan Bank Advances	17,530
Deferred tax liability	3,994
Other liabilities	302

Total liabilities assumed	203,314

Net assets acquired (after tax gain)	$7,418

The accompanying notes are an integral part of this financial statement.

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Heritage Financial Corporation (the “Company”) is a bank holding company incorporated in the State of Washington in August 1997. The Company is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiaries: Heritage Bank and Central Valley Bank. Heritage Bank (the “Bank”) is a Washington-chartered commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) under the Deposit Insurance Fund (“DIF”). Heritage Bank conducts business from its main office in Olympia, Washington and its 26 branch offices located in western Washington and the greater Portland, Oregon area. Central Valley Bank is a Washington-chartered commercial bank whose deposits are insured by the FDIC under the DIF. Central Valley Bank conducts business from its main office in Toppenish, Washington, and its five branch offices located in Yakima and Kittitas counties in central Washington.

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and practices in the financial services industry.

As described in Note 2, the Bank acquired certain assets and assumed certain liabilities of the former Pierce Commercial Bank in a FDIC-assisted transaction (the “Pierce Acquisition”) on November 5, 2010. The acquisition of the net assets of Pierce Commercial Bank constitutes a business acquisition as defined by the Business Combinations topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed. Accordingly, the estimated fair values of the acquired assets, including the identifiable intangible assets, and the assumed liabilities in the Pierce Acquisition were measured and recorded at the November 5, 2010 acquisition date.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. We describe below the methods used to determine the fair values of the significant assets acquired and liabilities assumed.

Cash and cash equivalents - Cash and cash equivalents include cash and due from banks, and interest-earning deposits with banks and the Federal Reserve Bank. The fair value of financial instruments that are short-term or re-price frequently and that have little or no risk are considered to have a fair value equal to carrying value.

Investment securities - The fair value for each purchased security was based upon the assumptions market participants would use in pricing the security. Such assumptions include observable and unobservable inputs such as quoted market prices and dealer quotes.

Federal Home Loan Bank and Federal Reserve Bank stock - The fair value of acquired Federal Home Loan Bank (“FHLB”) stock of $841,000 was estimated to be its redemption value, which is also the par value. The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding. This stock is generally redeemable and is presented at the par value.

The fair value of acquired Federal Reserve Bank (“FRB”) stock of $236,000 was estimated to be its redemption value, which is also the par value. The FRB requires member banks to purchase its stock as a condition of membership and the amount of FRB stock owned varies based on the bank’s capital. This stock is generally redeemable and is presented at the par value. Since Heritage Bank is a non-member bank, this stock will be redeemed subsequent to acquisition.

Loans - At the November 5, 2010 acquisition date, we estimated the fair value of the Pierce Acquisition loan portfolio was $142.9 million, which represents the discounted expected cash flows from the portfolio.

In calculating expected cash flows, management made several assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults. Other factors expected by market participants were considered in determining the fair value of acquired loans, including loan pool level estimated cash flows, type of loan and related collateral, risk classification status (i.e. performing or nonperforming), fixed or variable interest rate, term of loan and whether or not the loan was amortizing and current discount rates.

Other Real Estate Owned – Other real estate owned (“OREO”) is presented at its estimated fair value which is based mostly on recent sales, best price offerings and appraisals prepared by qualified independent third party appraisers less estimated cost to sell.

Core deposit intangible - In determining the estimated life and fair value of the core deposit intangible, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships. Based on this valuation, the core deposit intangible asset will be amortized on a straight-line basis over four years.

Deposit liabilities - The fair values used for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for time deposits are estimated using a discounted cash flow method that applies interest rates currently being offered on time deposits to a schedule of aggregated contractual maturities of such time deposits.

Federal Home Loan Bank Advances - The fair values were estimated using a discounted cash flow method that applies interest rates currently being offered on FHLB Advances to a schedule of aggregated contractual maturities of such advances.

Deferred taxes - The deferred income taxes relate to the differences between the financial statement and tax basis of assets acquired and liabilities assumed in this transaction. Deferred taxes are reported based upon the principles in FASB ASC Topic 740: Income Taxes, and are calculated based on the estimated federal income tax rates currently in effect for the Company, which is consistent with market participant expectations.

Off-balance sheet credit extensions – Through the normal course of business, Pierce Commercial Bank had various outstanding commitments to extend credit that were not reflected on the company’s financial statements. At the November 5, 2010 acquisition date, there was $24.8 million of outstanding commitments assumed by the Bank, including undisbursed loan commitments and commercial and consumer lines of credit.

Use of Estimates

Management made a number of significant estimates and assumptions relating to the reporting of assets and liabilities at the date of the statement of assets acquired and liabilities assumed. Management exercised significant judgment regarding assumptions about market participant expectations regarding discount rates, expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the assets acquired and liabilities assumed in the Pierce Acquisition. Actual results could differ from those estimates. Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

2.	FDIC-ASSISTED ACQUISITION

On November 5, 2010 the Bank acquired certain assets and assumed certain liabilities of Pierce Commercial Bank from the FDIC in an FDIC-assisted transaction. The Purchase and Assumption Agreement did not contain loss-sharing agreements. However, as part of the bidding process, the Bank’s offer contained a significant discount for the purchase of the loans, which was intended to offset the expected losses in the portfolio. This discount has a similar financial statement impact on the Bank’s operations compared to that of a loss-sharing agreement except that the estimated losses are absorbed at the date of acquisition as opposed to over the life of the loss-sharing agreements.

The Bank purchased certain assets of Pierce Commercial Bank from the FDIC including (at fair value) approximately $142.9 million in loans, $30.3 million of cash and cash equivalents, $13.7 million in investment securities, $1.1 million in FHLB and Federal Reserve Bank stock, $702,000 in other real estate owned, and $377,000 in other assets. The Bank also assumed liabilities with fair value of approximately $181.5 million in deposits, $17.5 million in Federal Home Loan Bank advances and $302,000 of other liabilities of Pierce Commercial Bank from the FDIC. Pierce Commercial Bank was a full service commercial bank headquartered in Tacoma, Washington.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting (formerly the purchase method). The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the November 5, 2010 acquisition date. The application of the acquisition method of accounting resulted in the recognition of $7.4 million in net after-tax bargain purchase gain. A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the net after-tax bargain purchase gain are as follows:

November 5, 2010
(In thousands)
Pierce Commercial Bank’s cost basis net assets on November 5, 2010	$18,481
FDIC receivable	21,510
Fair value adjustments:
Acquired loans	(27,699)
Other Real Estate Owned	(107)
Other assets	(74)
Core deposits intangible	154
FHLB advances	(510)
Time deposits	(343)
Deferred tax liability	(3,994)

Net after-tax gain to be recognized from Pierce Acquisition	$7,418

The net after-tax gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. In the Pierce Acquisition as shown in the above table, cost basis net assets of $18.5 million and a cash payment due from the FDIC of $21.5 million were transferred to us.

The Bank did not immediately acquire all the banking facilities, furniture or equipment of Pierce Commercial Bank as part of the Purchase and Assumption Agreement. However, the Bank has the option to purchase or lease the banking facilities and furniture and equipment from the FDIC. The term of this option expires 90 days after November 5, 2010, unless extended by the FDIC. Acquisition costs of the banking facilities and furniture and equipment will be based on current appraisals and determined at a later date.

3.	INVESTMENT SECURITIES AND FHLB AND FRB STOCK

The Bank acquired $13.7 million of investment securities at estimated fair market value in the Pierce Acquisition. The acquired securities were predominantly U.S. Treasury and U.S. Government agencies. The fair value of investment securities acquired is as follows:

November 5, 2010
(In thousands)
U.S. Treasury and U.S. Government agencies	$11,663
Corporate securities	2,075

Total	$13,738

The Bank also acquired $1.1 million in FHLB and FRB stock.

Investment securities have contractual terms to maturity and require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of debt securities at November 5, 2010 is shown below by contractual maturity.

	One year	After One to Five Years	After Five to Ten Years	After 10 years	Total
	(Dollars in thousands)
U.S. Treasury and U.S. Government agencies	$—	$11,663	$—	$—	$11,663
Corporate securities	—	2,075	—	—	2,075

Total	$—	$13,738	$—	$—	$13,738

4.	ACQUIRED LOANS

At the November 5, 2010 acquisition date, we estimated the fair value of Pierce Commercial Bank’s loan portfolio at $142.9 million, which represents the present value of the expected cash flows from the portfolio. The composition of loans at November 5, 2010 is as follows:

	Total Acquired Loans	% of Total Acquired Loans
	(Dollars in thousands)
Commercial	$55,389	32.5%
Real estate mortgages:
One-to-four family residential	23,299	13.7
Five or more family residential and commercial properties	39,506	23.1

Total real estate mortgages	62,805	36.8
Real estate construction:
One-to-four family residential	4,151	2.4
Five or more family residential and commercial properties	16,908	9.9

Total real estate construction	21,059	12.3
Consumer	31,358	18.4

Total acquired loans	170,611	100.0%
Discount	(27,699)

Total loans at fair value	$142,912

At November 5, 2010, the unpaid principal balance of acquired loans, which were considered to have probable credit deterioration, totaled $142.1 million, including $3.8 million of revolving-type commercial loans for which the Company has elected to apply an accounting policy based on expected cash flows. The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The estimated fair value of loans accounted for based on expected cash flows is $117.0 million. The nonaccretable difference represents an estimate of the credit risk in Pierce Commercial Bank’s loan portfolio at the acquisition date. The undiscounted contractual cash flows for these loans were $170.9 million. The undiscounted estimated cash flows not expected to be collected for these loans were $33.6 million. At November 5, 2010, the accretable yield was approximately $20.3 million.

At November 5, 2010, the unpaid principal balance of acquired revolving loans that did not have probable credit deterioration was $28.5 million. The estimated fair value of these loans was $25.9 million, which includes a discount of $2.6 million resulting from acquisition date fair value adjustments. The discount will be amortized on a level-yield basis.

The loans acquired in the Pierce Acquisition are and will continue to be subject to the Bank’s internal and external credit review. As a result, if credit deterioration is noted subsequent to the November 5, 2010 acquisition date, such deterioration will be measured through our loss reserving methodology and a provision for loan losses will be charged to earnings.

5.	DEPOSITS

Deposit liabilities assumed were composed of the following at November 5, 2010:

	November 5, 2010	Weighted Average Rate
	(Dollars in thousands)
Non-interest demand deposits	$27,081	—%
NOW accounts	15,119	0.49
Money market accounts	19,410	0.54
Savings accounts	284	0.35

Total non-maturity deposits	61,895	0.29
Certificate of deposit accounts	119,250	2.07

Total deposits assumed	$181,145	1.46%
Certificate of deposit fair value adjustment	343

Total deposits at fair value	$181,488

At November 5, 2010, scheduled maturities of time deposits were as follows:

Years Ending December 31,	Balance
(In thousands)
2010	$17,255
2011	79,578
2012	19,139
2013	1,227
2014	1,480
Thereafter	571

Total	$119,250

We recorded a $154,000 core deposit intangible with an estimated 4 year life. The estimated amortization expense for the remainder of 2010 and for the subsequent years is as follows:

Years Ending December 31,	Estimated Amortization Expense
(In thousands)
2010	$6
2011	39
2012	39
2013	39
2014	31

Total	$154

6.	FEDERAL HOME LOAN BANK ADVANCES

As of November 5, 2010, there was $17.0 million principal balance of borrowings outstanding from the FHLB with a fair value of $17.5 million. As of this date, the FHLB advances were substantially comprised of fixed rate advances. Subsequent to November 5, 2010, all of the FHLB advances were repaid with a prepayment penalty of $552,000 incurred, which resulted in a charge to pre-tax income of $42,000 due to the premium recorded at acquisition.

The following table summarizes the FHLB advances outstanding and weighted-average interest rates at November 5, 2010:

Years Ended December 31,	Balance	Weighted Average Rate
	(In thousands)
2010	$20	3.60%
2011	3,000	1.38
2012	8,000	2.04
2013	6,000	2.75%

Total	$17,020

7.	DEFFERED INCOME TAXES

The deferred tax liability of $4.0 million as of November 5, 2010 is related to the differences between the financial statement and tax basis of assets acquired and liabilities assumed in this transaction. For income tax purposes, the Pierce Acquisition will be accounted for as an asset purchase and the tax bases of assets acquired will be allocated based on fair values in accordance with the Internal Revenue Code and related regulations.

8.	SUBSEQUENT EVENTS

Subsequent events are events and transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. We have evaluated events and transactions occurring subsequent to November 5, 2010 through the date of filing of this report, and such evaluation resulted in no adjustments to the accompanying Statement of Assets Acquired and Liabilities Assumed.